Exhibit 99.1

Kaiser Aluminum Corporation Reports

Fourth Quarter and Full Year 2020 Financial Results

Full Year 2020:

•	Solid Execution Under Very Challenging Business Conditions
o	Net Sales $1,173 Million; Value Added Revenue $697 Million, Down 19% Year-over-Year
o	Net Income $29 Million; Net Income per Diluted Share $1.81
o	Adjusted Net Income $48 Million; Adjusted Earnings per Diluted Share $3.01
o	Adjusted EBITDA $154 Million; Adjusted EBITDA Margin 22.1%
•	Significant Decline in Commercial Aerospace Demand; Strong Defense, Auto and GE Demand
•	Aggressively Flexed Costs to Align With Lower Volume
•	Executed Definitive Agreement for Transformative Acquisition of Alcoa Warrick LLC
•	Increased Quarterly Dividend 12% to $0.67/share in 2020; Increased 7.5% to $0.72/share in 2021

FOOTHILL RANCH, Calif., February 24, 2021 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications, today announced fourth quarter and full year 2020 results.

“Our results for the fourth quarter and full year 2020 reflect solid execution under very challenging business conditions, as we navigated the significant decline in commercial aerospace demand during the second half of the year while managing strong demand for our defense, general engineering and automotive applications,” said Keith A. Harvey, President and Chief Executive Officer. “For the full year 2020, value added revenue of $697 million declined approximately 19%, reflecting a strong first quarter, followed by significant COVID-19 related disruptions to our operations and end markets during the remainder of the year. Despite the decline in value added revenue, we reported a solid 22.1% adjusted EBITDA margin, reflecting our ability to quickly flex costs and operating levels in response to rapidly changing business conditions. These results were achieved with record safety performance for the entire year, a significant accomplishment and a testament to our people,” stated Mr. Harvey.

“Our business model is to always be well-prepared for economic adversity, and the strength of our balance sheet and financial flexibility served us well, facilitating our ability to maintain our quarterly dividend and to opportunistically pursue further growth with our pending acquisition of Alcoa Warrick LLC, a leading producer of high margin beverage and food can stock for the North American packaging industry. With financial strength and continued confidence in the long-term outlook for our business, in early 2021 we increased our quarterly dividend by 7.5% to $0.72 per share, up from the 12% increase in early 2020, marking the tenth consecutive year we have increased the quarterly dividend,” stated Mr. Harvey.

Full Year 2020 Management Summary

For the full year 2020, Aero/HS demand declined sharply from the record 2019 levels reflecting the COVID-19 impact on commercial airline travel, delays in recertification of the Boeing 737 MAX and de-stocking within the supply chain. While commercial aerospace demand fell sharply in the second half, the Company experienced strong demand throughout the year for its defense related applications, specifically from the F-35 Joint Strike Fighter program and other legacy military aircraft programs. Automotive extrusion demand regained strength following significant but temporary COVID-19 related supply chain shutdowns in the second quarter. Planned program launches for multiple new platforms ramped up during the second half, and new programs were awarded during the year reflecting the continued trend for aluminum content growth. Demand for the Company’s general engineering products reflected steady underlying demand driven in part by strength in semi-conductor and automotive applications, restocking in the supply chain and strong customer preference for KaiserSelect® plate.

2021 Outlook

“For the full year 2021, we anticipate total value added revenue up 5% to 10% year-over-year and an adjusted EBITDA margin comparable to 2020 driven by strong growth in automotive, defense and general engineering applications,” stated Mr. Harvey.

The Company anticipates value added revenue for the Company’s aerospace/high strength applications to be down 5% to 8% year-over-year on slightly lower shipments compared to 2020, which reflected strong demand for our commercial aerospace applications during the first half of 2020. Commercial aerospace demand continues to reflect weak airline travel impacted by the pandemic and destocking in the supply chain. The Company continues to anticipate full recovery of commercial aerospace in 2023-2024.

Lower commercial aerospace demand in 2021 is expected to be mitigated in part by continued strength in demand for defense applications as build rates for the F-35 Joint Strike Fighter are expected to increase 20% to 30% compared to the prior year while business and regional jet demand continues to improve.

Value added revenue and shipments for the Company’s automotive extrusion applications are anticipated to increase 35% to 45% year-over-year as North American build rates are expected to increase more than 25% to approximately 16 million units in 2021 from 13 million units in 2020, and numerous new product launches in 2020 and 2021  increase the Company’s aluminum content on vehicles.

General engineering value added revenue and shipments are anticipated to increase 10% to 15% year-over-year reflecting solid service center and end market demand driven by continued growth in semi-conductor and automotive demand. In addition, reshoring continues as many North American OEM’s secure domestic supply for their raw material needs to minimize risk of supply chain disruption.

“Our planned acquisition of Alcoa Warrick LLC provides an opportunity for further value creation with strong secular growth in the non-cyclic packaging business,” stated Mr. Harvey. “The transaction is anticipated to close on March 31, 2021 and is expected to be immediately accretive to earnings and cash flow.  The outlook for the beverage and food packaging markets is strong with favorable demand and industry dynamics driving growth. North American can demand was up 5% year-over-year in 2020 and is projected to increase an additional 3% to 5% in 2021. The Warrick rolling mill is one of only four dedicated can sheet mills in North America and we expect to become a significant participant in the supply chain solution in meeting the growing North American demand. We will provide a further update on our consolidated full year outlook for 2021 during our first quarter earnings call in April 2021,” concluded Mr. Harvey.

Fourth Quarter and Full Year 2020 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			December 31,
	4Q20	3Q20	4Q19	2020	2019
Shipments (millions of lbs.)	119	109	153	502	625

Net sales	$272	$256	$369	$1,173	$1,514
Less hedged cost of alloyed metal[1]	(121)	(101)	(156)	(476)	(658)
Value added revenue	$152	$154	$213	$697	$856

Realized price per pound ($/lb.)
Net sales	$2.28	$2.35	$2.42	$2.33	$2.42
Less hedged cost of alloyed metal	(1.01)	(0.93)	(1.02)	(0.94)	(1.05)
Value added revenue	$1.27	$1.42	$1.40	$1.39	$1.37

As reported
Operating income	$19	$12	$10	$81	$126
Net income (loss)	$6	$0.4	$(11)	$29	$62
Net income per share, diluted[2]	$0.37	$0.02	$(0.66)	$1.81	$3.83

Adjusted[3]
Operating income	$15	$19	$40	$102	$164
EBITDA[4]	$29	$32	$52	$154	$213
EBITDA margin[5]	18.8%	20.4%	24.5%	22.1%	24.9%
Net income	$6	$6	$29	$48	$111
EPS, diluted[2]	$0.35	$0.39	$1.79	$3.01	$6.85

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]

Adjusted numbers exclude non-run-rate items. Adjusted 3Q20 results recast to reflect $1.3 million of Warrick acquisition related costs as non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).

[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Fourth Quarter 2020

Net sales for the fourth quarter 2020 were $272 million compared to $369 million in the prior year period, reflecting a 22% decrease in shipments and a 6% decrease in average selling price. The decrease in average selling price reflected an approximately 9% decrease in value added revenue per pound and a 1% decrease in underlying contained metal costs.

Value added revenue for the fourth quarter 2020 decreased to $152 million from $213 million in the prior year period, primarily driven by the decline in commercial aerospace demand. Value added revenue for the Company’s aerospace/high strength applications decreased 54% to $64 million and shipments decreased 58% reflecting the impact of the COVID-19 pandemic on commercial aerospace demand, while demand for defense applications remained strong. Value added revenue for automotive extrusions increased 16% to $26 million, on a 14% increase in shipments, reflecting continued strength in demand. Value added revenue for general engineering applications increased approximately 18% to $61 million on a 14% increase in shipments reflecting solid underlying demand and stable pricing.

Adjusted EBITDA of $29 million in the fourth quarter 2020 decreased $24 million compared to the prior year period reflecting the total sales impact of approximately $30 million, offset by lower costs flexed with the reduction in volume. Adjusted EBITDA as a percentage of value added revenue was 18.8% in the fourth quarter 2020 as compared to 24.5% in the prior year period.

Reported operating income for the fourth quarter 2020 was approximately $19 million. Adjusting for approximately $3 million of non-run-rate benefits, operating income for the fourth quarter 2020 was approximately $15 million, compared to $40 million in the prior year quarter.

Reported net income for the fourth quarter 2020 was $6 million, or $0.37 per diluted share, compared to net loss and diluted loss per share of $11 million and $0.66, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $6 million or $0.35 per diluted share for the fourth quarter 2020, compared to adjusted net income of $29 million or $1.79 per diluted share for the fourth quarter 2019, reflecting the impact of the lower operating income as discussed above and approximately $5 million of additional pre-tax interest expense related to senior notes issued earlier in the year.

Full Year 2020

Net sales for the full year 2020 were $1,173 million compared to $1,514 million in the prior year period, reflecting a 20% decrease in shipments and a 4% decrease in average selling price. The decrease in average selling price reflected an approximately 1% increase in value added revenue per pound and a 10% decrease in underlying contained metal costs.

Value added revenue for the full year 2020 decreased to $697 million from $856 million in the prior year period, reflecting a 20% decrease in shipments primarily reflecting the COVID-19 impact on demand for the Company’s aerospace/high strength applications in the second half 2020 due to a significant decline in commercial airline travel, delays in recertification of the Boeing 737 MAX and de-stocking within the supply chain. Value added revenue for the Company’s aerospace/high strength applications decreased 28% to $369 million on a 37% decrease in shipments reflecting the significant decline in commercial aerospace compared to the strong demand levels in the prior year, mitigated in part by strong demand for the Company’s defense applications as previously mentioned and

$15 million related to modifications to 2020 customer declarations under multi-year contracts. Value added revenue for automotive extrusions decreased 11% to $83 million, on an 11% decrease in shipments, reflecting strong first quarter shipments and a sharp recovery following the temporary shutdown of the North American supply chain during the second quarter, and higher industry build rates than initially forecast. Value added revenue for general engineering applications increased approximately 3% to $239 million on relatively flat shipments compared to the prior year period reflecting solid underlying demand and stable pricing throughout the year.

Adjusted EBITDA of $154 million in the full year 2020 decreased $59 million compared to the prior year period reflecting the negative sales impact of $74 million and $14 million of manufacturing cost inefficiencies, partially offset by a $17 million reduction in plant and corporate overhead costs, and approximately $12 million of lower planned major maintenance and incentive costs. Adjusted EBITDA as a percentage of value added revenue was 22.1% in the full year 2020, compared to 24.9% in the prior year period reflecting strong execution in flexing costs and operations with changes in market dynamics.

Reported operating income for the full year 2020 was $81 million. Adjusting for approximately $21 million of non‑run-rate charges, operating income for the full year 2020 was $102 million, compared to $164 million in the prior year period due to the items previously mentioned and approximately $3 million of higher depreciation expense. The $21 million of non-run-rate charges primarily reflected an $8 million restructuring charge for severance and benefit costs, a $5 million reserve increase for on-going legacy environmental clean-up projects and $6 million related to diligence and legal fees associated with the pending acquisition of Alcoa Warrick LLC.

Reported net income for the full year 2020 was $29 million, or $1.81 per diluted share, compared to net income and diluted earnings per share of $62 million and $3.83, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $48 million or $3.01 per diluted share for the full year 2020, compared to adjusted net income of $111 million or $6.85 per diluted share for the full year 2020, reflecting the impact of lower operating income and $16 million of additional pre-tax interest expense.

Cash Flow and Balance Sheet

In the full year 2020, adjusted EBITDA of $154 million funded approximately $52 million of capital investments, $29 million of interest payments and $56 million of cash returned to shareholders through dividends and share repurchases.

As of December 31, 2020, the Company had cash and cash equivalents of approximately $780 million, and borrowing availability under the Company's revolving credit facility of approximately $252 million providing total liquidity of $1 billion. There were no borrowings under the revolving credit facility during the year and the facility remains undrawn.

The Company anticipates capital spending for the full year 2021 of $50 million to $60 million, primarily focused on sustaining capital investment. The Company will provide further updates regarding capital spending for 2021 following completion of the pending acquisition of Alcoa Warrick LLC.

The acquisition of Alcoa Warrick LLC is expected to close on March 31, 2021. The Company intends to fund the purchase price with $587 million of existing cash on hand, and the assumption of $83 million of other post-employment benefits (“OPEB”) liabilities, and other customary post-closing adjustments.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, February 25, 2021, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss fourth quarter and full year 2020 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at (630) 691-2750. The conference call ID number is 7722827. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including capital spending strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring and other conditions in the aerospace, defense, automotive, general engineering, packaging and other end markets the Company serves; (c) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength, flexibility, ability to pay or increase future dividends and any decision by the Company's board of directors in that regard; (h) new or modified statutory or regulatory requirements; (i) the completion of the audit of the financial statements as of and for the year ended December 31, 2020; (j) the satisfaction of closing conditions in connection with the Company’s acquisition of Alcoa Warrick LLC, (k) the successful integration of the acquired operations and technologies, and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2020. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (1)

	Year Ended
	December 31,
	2020	2019
	(In millions of dollars, except share and per share amounts)
Net sales	$1,172.7	$1,514.1
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	941.3	1,215.2
Depreciation and amortization	52.2	49.1
Selling, general, administrative, research and development	91.2	98.0
Goodwill impairment	—	25.2
Restructuring costs	7.5	—
Other operating (income) charges, net	(0.6)	0.9
Total costs and expenses	1,091.6	1,388.4
Operating income	81.1	125.7
Other expense:
Interest expense	(40.9)	(24.6)
Other expense, net	(1.4)	(20.7)
Income before income taxes	38.8	80.4
Income tax provision	(10.0)	(18.4)
Net income	$28.8	$62.0

Net income per common share:
Basic	$1.82	$3.88
Diluted[2]	$1.81	$3.83
Weighted-average number of common shares outstanding (in thousands):
Basic	15,802	15,997
Diluted[2]	15,913	16,203

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2020 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (1)

	December 31, 2020	December 31, 2019
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$780.3	$264.3
Short-term investments	—	78.7
Receivables:
Trade receivables, net	112.8	167.1
Other	11.6	18.1
Contract assets	36.1	54.6
Inventories	152.0	177.6
Prepaid expenses and other current assets	28.6	19.4
Total current assets	1,121.4	779.8
Property, plant and equipment, net	627.2	622.0
Operating lease assets	26.5	25.8
Deferred tax assets, net	—	11.8
Intangible assets, net	26.7	29.6
Goodwill	18.8	18.8
Other assets	44.1	38.4
Total	$1,864.7	$1,526.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$86.1	$92.0
Accrued salaries, wages and related expenses	30.8	34.4
Other accrued liabilities	41.4	44.0
Total current liabilities	158.3	170.4
Long-term portion of operating lease liabilities	25.6	25.2
Net liabilities of Salaried VEBA	17.8	32.6
Deferred tax liabilities	13.9	4.5
Long-term liabilities	78.6	67.0
Long-term debt	838.1	492.6
Total liabilities	1,132.3	792.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both December 31, 2020 and December 31, 2019; no shares were issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both December 31, 2020 and December 31, 2019; 22,647,455 shares issued and 15,812,169 shares outstanding at December 31, 2020; 22,550,827 shares issued and 15,868,304 shares outstanding at December 31, 2019	0.2	0.2
Additional paid in capital	1,068.6	1,062.9
Retained earnings	158.2	172.8
Treasury stock, at cost, 6,835,286 shares at December 31, 2020 and 6,682,523 shares at December 31, 2019, respectively	(475.9)	(463.4)
Accumulated other comprehensive loss	(18.7)	(38.6)
Total stockholders' equity	732.4	733.9
Total	$1,864.7	$1,526.2

[1]	Please refer to the Company's Form 10-K for the year ended December 31, 2020 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
GAAP net income (loss)	$5.9	$(10.6)	$28.8	$62.0
Interest expense	12.2	7.3	40.9	24.6
Other expense, net	0.6	20.3	1.4	20.7
Income tax (benefit) provision	(0.2)	(7.4)	10.0	18.4
GAAP operating income	18.5	9.6	81.1	125.7
Mark-to-market (gain) loss [1]	(1.5)	0.8	(2.6)	5.8
Restructuring (benefits) charges	(4.9)	—	7.5	—
Acquisition costs	4.2	—	5.5	—
Goodwill impairment	—	25.2	—	25.2
Other operating NRR loss [2,3]	(0.9)	3.9	10.1	6.9
Operating income, excluding operating NRR items	15.4	39.5	101.6	163.6
Depreciation and amortization	13.1	12.8	52.2	49.1
Adjusted EBITDA [4]	$28.5	$52.3	$153.8	$212.7

GAAP net income (loss)	$5.9	$(10.6)	$28.8	$62.0
Operating NRR Items	(3.1)	29.9	20.5	37.9
Non-operating NRR Items [5]	1.2	22.0	4.7	26.9
Tax impact of above NRR Items	1.6	(12.5)	(6.2)	(15.8)
Adjusted net income	$5.6	$28.8	$47.8	$111.0

Net income (loss) per share, diluted [6]	$0.37	$(0.66)	$1.81	$3.83
Adjusted earnings per diluted share [6]	$0.35	$1.79	$3.01	$6.85

[1]

Mark-to-market (gain) loss on derivative instruments for 2020 and 2019 represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above; (ii) (gain) loss on non-designated commodity hedges; and (iii) reclassifications out of Accumulated other comprehensive loss due to forecasted transactions no longer probable of occurring. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[2]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3]

Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, impairment loss, environmental expenses and workers' compensation cost (benefit) due to discounting.

[4]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[5]

Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost for all periods presented and loss on extinguishment of our senior notes during the quarter and year ended December 31, 2019.

[6]	Diluted shares for EPS are calculated using the treasury stock method.